Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT
     THIS AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made at Cleveland, Ohio, as of January 1, 2008, between KEYCORP, an Ohio corporation (“Key”), and HENRY L. MEYER III (“Meyer”). The original version of this Agreement was entered into by Key and Meyer as of May 15, 1997, and was amended as of each of November 20, 1997, July 21, 1999, February 1, 2001, July 18, 2002, February 15, 2005 and January 1, 2007. Further amendments are incorporated below in this Agreement which replaces and supersedes both the original version and those prior amendments.
     Meyer has been elected as Chairman of the Board of Directors, President, and Chief Executive Officer of Key. Key is entering into this Agreement in recognition of the importance of Meyer’s services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage Meyer’s continued attention and dedication to his duties on behalf of Key on into the future. (As used in this Agreement, the term “Subsidiaries” and certain other capitalized terms have the meanings ascribed to them in Section 24, at the end of this Agreement.)
     Key and Meyer agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1. Employment, Term. Key engages and employs Meyer to render such services in the administration and operation of its affairs as, from time to time, may be specified by its Board of Directors in a manner consistent with his status as Chairman of the Board of Directors, President, and Chief Executive Officer, all in accordance with the terms and conditions of this Agreement, for a constantly renewing three year term, commencing on the Effective Date, so that the remaining term of employment under this Agreement shall always be three years, unless: (a) either party gives written notice to the other that the term shall no longer constantly renew (in which case, the term of employment under this Agreement will expire on the third anniversary of the giving of such notice) or (b) Meyer’s employment under this Agreement is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement. Thus, for example, on January 2, 2008 the term of employment under this Agreement will be for three years until January 2, 2011; automatically, without any action by either party, the term will renew and extend itself on January 3, 2008 so as to be a three year term of employment until January 3, 2011; and so on with the term automatically extending on a daily basis so as always to be a three year term until either notice is given under clause (a) above or Meyer’s employment is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement.
2. Full-Time Services. Meyer will devote all his time and efforts to the service of Key, except for (a) usual vacation periods and reasonable periods of illness, (b) services as an officer and director of any Subsidiary of Key, and (c) services as a director or trustee of other corporations or organizations that are not in competition with Key or any Subsidiary, except that, Meyer shall obtain the prior approval of the Chairman of the Committee of Key’s Board of Directors before accepting a position as director or trustee of any for profit entity, other than Continental Airlines, Inc. (whether the entity is in corporate or other form).

3. Executive Officer. Except as provided in the last sentence of this Section 3, Meyer shall hold the offices of Chairman of the Board of Directors, President, and Chief Executive Officer of Key throughout the period of his employment under this Agreement. Key, by action of the Board of Directors, may, at some point in time after the Effective Date, elect or appoint a different executive officer with the title of President and such executive officer shall report to Meyer while Meyer remains as Chairman of the Board of Directors and Chief Executive Officer of Key.
4. Compensation. For all services to be rendered by Meyer to Key under this Agreement, including services as an officer, director, Chairman of the Board of Directors, or member of any committee of Key or of any Subsidiary, or any other services specified by the Board of Directors, Key shall pay to Meyer, in equal monthly or more frequent installments, Base Salary at a rate of not less than $1,000,000 per annum. The rate of Meyer’s Base Salary shall be subject to increase from time to time at the discretion of the Committee and shall not be subject to decrease except and then only to the extent that there is an across-the-board salary reduction applicable to the executive officers of Key generally. In addition to being paid such Base Salary, Meyer shall participate fully in all incentive compensation (long and short term), retirement, savings, stock option, restricted stock, disability, and other employee benefit and welfare plans or arrangements allowed or provided by Key in which he would otherwise be eligible for participation as an executive officer and employee of Key.
5. Certain Compensation Guaranties During Two Years following a Change of Control. For so long as Meyer remains in the employ of Key or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control (the period of Meyer’s employment during that two year period being the “Guaranteed Compensation Period”), Meyer shall be entitled to:
(a) A cash incentive compensation opportunity, which on an annualized basis, is at least equal to the cash incentive compensation opportunity that Meyer was provided by Key in the last calendar year that ended before the Change of Control, and which is in no event less than the greatest cash incentive compensation opportunity provided to any other senior executive of Key during the same period.
(b) Participation in a supplemental retirement plan or program, or the accrual of a supplemental retirement benefit which, at minimum, provides Meyer with retirement benefits that are at least equal, on a vested annualized basis to the benefit that Meyer would have accrued under the Supplemental Retirement Plan for the applicable period as if the Supplemental Retirement Plan had continued after the Change of Control on the same basis as it was in effect prior to the Change of Control.
(c) Equity awards, including stock options, restricted stock, phantom shares, performance shares and restricted units which, at a minimum, provide Meyer in the aggregate with an annual benefit opportunity that is at least equal to the opportunity that Meyer was provided by Key in the last calendar year that ended before the Change of Control and which is in no event less than the greatest equity awards provided to any other senior executive of Key during the same period.
(d) Participation in a deferred compensation plan(s) or program(s), or the allocation of a deferred compensation benefit, which, at minimum, equals the benefit provided to other executives of Key during the same period.
(e) Participation in Key-sponsored health and welfare plans and qualified retirement plans including any top hat plans which, at minimum equal the coverage levels provided to other executives of Key during the same time period.
6. Termination.
6.1 Three Years following Notice of Non-Renewal. If either party gives written notice to the other of his or its intention to discontinue the otherwise automatic renewal of the term of Meyer’s employment hereunder (a “Non-Renewal Notice”), Meyer’s employment under this Agreement will terminate at 12:00 Midnight on the third anniversary of the giving of the Non-Renewal Notice, except that if a Change of Control occurs before that third anniversary date and while Meyer remains employed by Key pursuant to this Agreement, the Non-Renewal Notice shall be automatically abrogated and thereafter treated as though it had never been given unless Meyer gives written notice, not later than 30 days after the occurrence of the Change of Control, that he desires to have the Non-Renewal Notice (whether it was given by Key or by Meyer) continue in effect. If either party gives the other a Non-Renewal Notice as provided in the immediately preceding sentence, that Non-Renewal Notice remains in effect through the third anniversary of the giving of that notice, and Meyer’s employment continues through that third anniversary, Meyer’s employment under this Agreement shall terminate at 12:00 Midnight on that third anniversary.
6.2 Death or Disability. Meyer’s employment hereunder will terminate immediately upon Meyer’s death. Upon Meyer’s disability, by reason of his physical or mental impairment to such an extent that he is unable to substantially perform his duties under this Agreement, the Board of Directors may terminate Meyer’s employment after providing Meyer’s with notice of the same provided that Meyer’s disability has continued for a period of 180 consecutive days or such longer period as the Board of Directors or the Committee shall determine.
6.3 For “Cause”. Key may terminate Meyer’s employment hereunder for “Cause” if:
(a) Meyer is convicted of a felony (other than felonious operation of a motor vehicle);
(b) Meyer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of Key or a

Subsidiary as determined in good faith by the vote of three quarters of the entire number of members of the Board of Directors and, if the act or acts are capable of being cured, Meyer fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Meyer;
(c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Meyer’s employment, and notwithstanding, the best efforts of Key to oppose the order or directive, the order or directive has become final;
(d) Meyer continues to violate his obligation under Section 10.1 not to engage in Competitive Activities for more than ten days after the Board of Directors has by Majority Action advised him in writing to cease those activities; or
(e) Other than for disability, Meyer abandons and consistently fails to attempt to perform his duties and responsibilities as specified from time to time by the Board of Directors for 90 consecutive days after the Board of Directors has by Majority Action advised him in writing of that failure.
6.4 By Key Without Cause. Key may terminate Meyer’s employment hereunder without Cause at any time by Majority Action of the Board of Directors.
6.5 By Meyer Following Constructive Termination. Meyer may terminate his employment hereunder “on grounds of Constructive Termination” (and, if Meyer elects to terminate his employment in such circumstances, he will be deemed to have been “Constructively Terminated” and not to have terminated his employment as a result of an “Approved Retirement/Resignation” and/or “Non-approved Retirement/Resignation”) if:
(a) Meyer’s Base Salary is reduced other than in connection with, and then only to the extent of, a general across-the-board salary reduction applicable to the executive officers of Key generally;
(b) Meyer is excluded from full participation in any incentive, equity, option, restricted stock, annual performance, deferral, bonus, or other compensatory plan made available to other executive officers of Key generally, and such exclusion from full participation any incentive, equity, option, restricted stock, annual performance, deferral, bonus, or other compensatory plan has not been cured within thirty days after Meyer gives notice to the Board of Directors;
(c) Meyer is subject to Demotion or Removal;
(d) Key (by action of the Committee or the Board of Directors) requests Meyer’s resignation or retirement at a time when Key does not have grounds to terminate Meyer’s employment for Cause;
(e) Meyer’s principal place of employment for Key is relocated outside of the Cleveland metropolitan area or Meyer is otherwise required by Key to relocate outside the Cleveland metropolitan area or the headquarters of Key is located outside of the Cleveland metropolitan area;
(f) At any time during the period beginning on the date on which occurs any Change of Control and thereafter through the second anniversary of that Change of Control, (i) Meyer determines in good faith that his responsibilities, duties, or authorities with Key are materially reduced from those in effect before the Change of Control and the reduction has not been cured within thirty days after Meyer gives notice to the Board of Directors or (ii) Meyer determines in good faith that as a result of the Change of Control he is unable to carry out the authorities, powers, functions, responsibilities, or duties as Chairman of the Board of Directors and Chief Executive Officer of Key as those authorities, powers, functions, responsibilities, or duties attached to those positions were in effect before the Change of Control, and the Board of Directors fails to fully address those issues (as determined by Meyer in good faith) within thirty days after Meyer gives notice to the Board of Directors of his determination under this clause (f)(i) or (f)(ii), and the basis of such determination; or
(g) Any other action or inaction that constitutes a material breach by Key of this Agreement and such material breach that has not been cured within thirty days after Meyer gives notice to the Board of Directors.
6.6 Meyer’s Non-Approved Retirement/Resignation. If, without the approval of the Board of Directors or the Committee, Meyer retires or resigns at any time before February 1, 2011 at a time when he is not otherwise entitled to terminate his employment on grounds of Constructive Termination, then in such event, Meyer’s retirement or resignation will be deemed to be a “Non-approved Retirement/Resignation.”
6.7 Meyer’s Approved Retirement/Resignation. Meyer may terminate his employment hereunder before the expiration of his term of employment pursuant to Section 6.1 hereof, if Meyer retires or resigns by his own instance without having been requested to so retire or resign by Key: (i) at any time before February 1, 2011 upon timely notice and approval of the Board of Directors or the Committee, or (ii) at any time on or after February 1, 2011. Meyer’s retirement or resignation in accordance with the provisions of this Section 6.7 will be deemed to be an “Approved Retirement/Resignation.” Unless the Board of Directors or the Committee approves of a shortened notice, Meyer will advise (orally or in writing) the Committee of his intention to retire or resign not less than one year prior to the effective date of his Approved Retirement/Resignation. Notwithstanding the foregoing provisions of this Section 6.7, however, if Meyer retires or resigns at a time when he is otherwise entitled to terminate his employment on grounds of Constructive Termination (including, if Meyer retires or resigns at the request of Key at a time when Key does not have grounds to terminate Meyer’s employment for Cause), then in such event, Meyer will be deemed to have been Constructively Terminated pursuant to Section 6.5.

7. Severance Payments and Benefits upon Termination.
7.1 If Meyer is Constructively Terminated or terminated by Key for any reason other than (i) pursuant to Section 6.1 on the third anniversary following the giving of a Non-Renewal Notice, (ii) Cause, or (iii) Meyer’s disability or death, Key shall pay Meyer:
(a) Base Salary through Termination Date. Key shall pay to Meyer, at the same time or times as would have been the case absent the termination, any unpaid Base Salary due or to become due to Meyer with respect to any period ending on or before the Termination Date.
(b) Short Term Incentive Compensation through Termination Date. Key shall pay to Meyer, at the time specified in Section 7.1(h), as short term incentive compensation with respect to each short term incentive compensation plan in which Meyer is a participant, an amount equal to a pro rata portion of Meyer’s targeted short term incentive compensation under that plan for the calendar year in which the Termination Date falls. For these purposes, a “pro rata portion” means the percentage figure determined by dividing the number of days between January 1 of the calendar year in question through the Termination Date, inclusive, by 365. Any amount paid by Key to Meyer pursuant to this Section 7.1(b) with respect to a particular short term incentive compensation plan in which Meyer is a participant shall reduce, but not below zero, the amount that Key is required to pay to Meyer under that plan as short term incentive compensation for the calendar year in which the Termination Date falls; except as provided herein, the short term incentive compensation plan shall in all other respects be governed by its terms.
(c) Lump Sum Payment. Key shall pay to Meyer, at the time specified in Section 7.1(h), a lump sum severance benefit equal to three times the sum of (i) one year’s Base Salary (at the highest rate in effect at any time before the Termination Date) plus (ii) his Average Short Term Incentive Compensation plus (iii) 50% of his Average Long Term Incentive Compensation.
(d) Additional Retirement Benefit. Key shall pay to Meyer, at the time specified in Section 7.1(h), an additional retirement benefit that shall equal the benefits that Meyer otherwise would have been entitled to receive under the Retirement Plan, the Supplemental Retirement Plan and the Savings Plan had Meyer remained an active full time employee of Key during the period beginning on the Termination Date and ending on the third anniversary of the Termination Date (the “Continuing Benefit Period”). In calculating Meyer’s additional retirement benefit under the respective Plans (i) the entire Continuing Benefit Period shall be included for purposes of determining Meyer’s years of service for both vesting and benefit accrual purposes, (ii) the amounts to be provided to Meyer under clause 7.1(c)(i) will be deemed to be Meyer’s base salary paid ratably during the Continuing Benefit Period, (iii) the amounts to be provided to Meyer under clauses 7(c)(ii) and 7(c)(iii) will be deemed to be Meyer’s incentive compensation paid ratably during the Continuing Benefit Period, and (iv) the rate of employer matching contributions allocated under the Savings Plan shall reflect Meyer’s rate of employer matching contributions under such Plans immediately prior to the Termination Date. The payment of Meyer’s additional retirement benefit, as if accrued under the Retirement Plan and the Supplemental Retirement Plan, shall be paid to Meyer as an annuity payment in a form elected by Meyer under the annuity benefit payment options otherwise provided under the Retirement Plan and Supplemental Retirement Plan, and the additional retirement benefit payment as if accrued under the Savings Plan shall be paid to Meyer in a single lump sum cash payment.
(e) Deferred Savings Plan Benefit. Key shall pay to Meyer, at the time specified in Section 7.1(h), a lump sum cash payment, which shall equal the amount of corporate contributions that Meyer otherwise would be eligible to receive under the KeyCorp Deferred Savings Plan if Meyer actively deferred 6% or more of his base salary and 6% or more of his incentive compensation award to the KeyCorp Deferred Savings Plan during the Continuing Benefit Period (as referenced in Section 7.1(d) hereof). For purposes of this Section 7.1(e), the amounts provided to Meyer under clause 7.1(c)(i) will be deemed to be Meyer’s base salary paid ratably during the Continuing Benefit Period, (iii) the amounts to be provided to Meyer under clause 7(c)(ii) will be deemed to be Meyer’s incentive compensation paid ratably during the Continuing Benefit Period.
(f) Continued Life, Accidental Death and Dismemberment, and Disability Insurance Coverage. Through the third anniversary of the Termination Date, Key shall continue to maintain and shall assume the cost of providing (i) conversion group term life insurance coverage for the benefit of Meyer and his dependants at one times Meyer’s base salary coverage level in effect at the time of Meyer’s Termination Date (subject to the conversion coverage requirements of the group term life plan as then in effect as of Meyer’s Termination Date), (ii) conversion accidental death and dismemberment coverage for the benefit of Meyer and his dependants at the coverage level in effect immediately prior to Meyer’s Termination Date (subject to the conversion coverage requirements of the accidental death and dismemberment plan as in effect as of Meyer’s Termination Date), and (iii) continued coverage under Meyer’s individual policy of disability insurance as in effect as of Meyer’s Termination Date. After the third anniversary of the Termination Date, Meyer and his dependants may continue to be covered under the foregoing coverages, provided, however, that Meyer and his dependants assume the cost for such continued insurance coverages.
(g) Retiree Medical Plan Coverage. Key shall provide Retiree Medical Plan coverage (i) for the benefit of Meyer and his wife for their respective lifetimes, and (ii) for the benefit of each of Meyer’s children through the earlier of the date on which he attains age 23 or has ceased for more than 120 consecutive days to be a full time student. On each of the first, second and third anniversary of Meyer’s Termination Date, Key shall pay to Meyer a lump sum cash payment that shall equal the premium costs that Meyer paid on an after-tax basis over the then preceding 12 months for coverage under the KeyCorp Retiree Medical Plan for himself and his dependents, as adjusted to reflect Key’s subsidized cost-sharing arrangement that is otherwise provided to all similarly situated employees based on their years of service with Key. After the third anniversary of Meyer’s Termination Date, Meyer shall not be entitled to further reimbursement for premium costs for coverage under the KeyCorp Retiree Medical plan for himself and his dependents, but he shall continue to be entitled to receive Key’s subsidized cost-sharing arrangement that is otherwise provided to all similarly situated employees based on their years of service with Key. Meyer may also elect dental coverage for himself and his dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, provided that Meyer and his dependents assume the cost for such dental coverage.
(h) Timing of Payments. If Meyer is a “specified employee” (as such phrase is defined in Treas. Reg. § 1.409A-1(i) (“Specified Employee”) on the Termination Date, (i) Meyer shall receive payment of any lump sum amounts described in Section 7.1(b), Section 7.1(c), Section 7.1(d), and Section 7.1(e) on the first day of the seventh month following the Termination Date (or, if earlier, on Meyer’s death), and (ii), to the extent an annuity is payable to Meyer under Section 7.1(d) or a benefit is scheduled to commence or be paid pursuant to Section 7.1(f)(i), the commencement date for such benefit shall be deferred until the first day of the seventh month following the Termination Date (or, if earlier, on Meyer’s death). To the extent an amount is deferred under this Section 7.1(h) until the first business day of the seventh month following the Termination Date, the payments to which Meyer would otherwise be entitled during the first six months following the Termination Date shall be accumulated and paid to Meyer on the first business day of such seventh month and such amount shall be credited with interest or earnings as provided for under the relevant underlying plan. If there is no underlying plan or if the underlying plan does not provide for interest or earnings on deferred amounts, then the amount deferred under the Section 7.1(h) shall be credited with interest at the applicable federal rate determined under Section 1274 of the Code. If Meyer is not a Specified Employee on the Termination Date, (i) Meyer shall receive payment of the lump sum amounts described in Section 7.1(b), Section 7.1(c), Section 7.1(d), and Section 7.1(e) on the 60th day following the Termination Date and (ii) the annuity payments provided to Meyer under Section 7.1(d) shall commence on the 60th day following the Termination Date.
(i) Funding Obligation. In the event a payment otherwise due under this Agreement is deferred under Section 7.1(h) and a Change of Control occurs or has occurred within two years, the performance of Key’s obligations to make such payment will be secured by amounts deposited or to be deposited in trust pursuant to the KeyCorp Rabbi Trust Agreement, or any successor trust (“Trust”), provided that any funds deposited in the Trust shall remain subject to the general creditors of Key, and Meyer will have the status of a general unsecured creditor of Key, and will have no right to, or security interest in, any assets of Key or any subsidiary of

Key. Prior to the date of a Change of Control, Key shall provide Meyer and the trustee with a schedule showing the nature and amounts of the benefits that Meyer would be entitled to under Section 7.1 of this Agreement if on the date of the Change of Control Meyer’s employment was terminated under circumstances that Section 7.1 would be applicable. At the time set forth in Section 7.1(h) when the trust is required to make payment to Meyer, the trustee shall make such payment and perform any necessary calculation of benefits in the same manner as outlined in the schedule provided by Key to the trustee prior to the date of the Change of Control.
(j) Payment Structure. Each payment to be made to Meyer under the provisions of Section 7.1(b), (c), (d), (e), (f) and (g) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Further, the coverages provided during one taxable year shall not affect the degree to which coverages will be provided in any other taxable year.
7.2 Effect of Death While in Employ of Key. If Meyer dies while employed by Key:
(a) Key shall pay to Meyer’s estate any unpaid Base Salary due or to become due to Meyer with respect to any period ending before his death and Key shall have no further obligations to Meyer for Base Salary for any period after Meyer’s death.
(b) Key shall provide retiree medical plan coverage (i) for the benefit of Meyer’s wife, for her lifetime, and (ii) for the benefit of each of Meyer’s children, through the earlier of the date on which he attains age 23 or has ceased for more than 120 consecutive days to be a full time student. Within 30 days of Meyer’s death, and thereafter, on January 2 of each following Plan year, Key shall provide Meyer’s wife (or Meyer’s dependent children in the event of Meyer’s wife’s death) with a lump sum cash payment that shall equal the annual premium costs that Meyer’s wife (or Meyer’s dependent children in the event of Meyer’s wife’s death) is required to pay, on an after-tax basis, for coverage under the KeyCorp Retiree Medical Plan for herself and her dependents, as adjusted to reflect Key’s subsidized cost-sharing arrangement that is otherwise provided to all similarly situated employees based on Meyer’s years of service with Key at the time of his death. Meyer’s wife may also elect dental coverage for herself and her dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, provided that Meyer’s wife and dependents assume the cost, on an after-tax basis, for such dental coverage.
(c) Upon his death, Meyer’s rights under any other plan or benefit of Key shall be governed by the respective terms thereof.
7.3 Effect of Disability While Employed by Key. If Meyer becomes disabled during the course of his employment with Key, by reason of a physical or mental impairment to such an extent that he is unable to substantially perform his duties under this Agreement, then in such event:

(a)	Key may relieve Meyer of his duties under this Agreement for as long as Meyer is so disabled.

(b)	Key shall continue to provide Meyer with all Base Salary, incentive compensation and continuing employee benefit plan coverages to the same extent as he otherwise would be entitled under this Agreement and under the applicable incentive compensation and employee benefit plans had Meyer continued to be actively employed by Key up to the earliest of (i) his date of death, or (ii) the date on which the Board of Directors terminates Meyer’s employment pursuant to the second sentence of Section 6.2. If, prior to the termination of Meyer’s employment pursuant to the second sentence of Section 6.2, Meyer recovers from his disability to such an extent that the Board or the Committee determines that Meyer is again able to substantially perform his duties under this Agreement, then in such event, Meyer shall be restored to his duties under this Agreement, and shall be entitled to the benefits of and subject to this Agreement as if no period of disability had occurred.

(c)	If at any time prior to Meyer’s death or termination of employment Meyer qualifies for disability payments under the Long Term Disability Plan, then in such event, Meyer shall, upon Key’s written request, endeavor to apply for payments under the Long Term Disability Plan and the amounts otherwise payable to Meyer for any month under the provisions of Section 7.3(b) shall be reduced, but not below zero, by the monthly distribution amount paid to Meyer under the terms of the Long Term Disability Plan.

(d)	Upon Meyer’s death while disabled, or upon the Board of Director’s termination of Meyer’s employment pursuant to the second sentence of Section 6.2, Meyer shall be automatically deemed to have elected to retire. In conjunction with Meyer’s deemed retirement, Meyer (or in the event of Meyer’s death, then Meyer’s beneficiary) will begin to receive a distribution of Meyer’s Retirement Plan and Supplemental Retirement Plan benefits. Such distribution shall be made in such form and at such times as otherwise provided under the distribution requirements of each respective Plan.

(e)	In conjunction with Meyer’s deemed retirement under the provisions of Section 7.3(d), Key shall also provide Meyer with Retiree Medical Plan coverage for the benefit of Meyer and his wife for their respective lifetimes and for the benefit of Meyer’s children through the earlier of (i) the date on which Meyer’s child attains age 23, or (ii) has ceased for more than 120 consecutive days to be a full time student. In providing Meyer and his wife with this Retiree Medical Plan coverage, Key shall pay to

Meyer as of each anniversary of his termination of employment date, or in the event of Meyer’s death, then to Meyer’s wife, (or to Meyer’s dependent children in the event of Meyer’s wife death) a lump sum cash payment that shall equal the premium costs that Meyer (or Meyer’s wife or dependent children) paid on an after-tax basis over the then preceding twelve months for their coverage under the Retiree Medical Plan, as adjusted to reflect Key’s subsidized cost-sharing arrangement that is otherwise provided to all similarly situated employees based on their years of service with Key. Meyer may also receive dental coverage for himself, his wife, and his dependent children under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, provided that Meyer and his dependents assume the cost on an after-tax basis for such dental coverage.

(f)	Except as provided in this Section 7.3, Key shall have no further obligations to Meyer for any period during which Meyer is so disabled to such an extent that he is unable to substantially perform his duties under this Agreement.

(g)	Except as expressly otherwise provided in this Section 7.3, Meyer’s rights under any plan or benefit of Key shall be governed by the respective terms thereof.
7.4 Effect of Termination for Cause or Non-approved Retirement/Resignation. If Meyer’s employment is terminated for Cause or as the result of a Non-approved Retirement/Resignation, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date and the obligations of Key under Sections 11 and 12.3), except no termination of Key’s obligations under this Agreement shall affect Meyer’s rights under any plan or benefit of Key, all of which shall be governed by their respective terms.
7.5 Effect of Termination Upon Meyer’s Approved Retirement/Resignation and Non-Renewal of Meyer’s Employment. If Meyer’s employment is terminated by an Approved Retirement/Resignation or pursuant to Section 6.1 on the third anniversary following the giving of a Non-Renewal Notice, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date, the obligations of Key under Sections 11 and 12 and, to the extent then applicable by their respective terms, the obligations of Key under Sections 13, 14, and 15), except no termination of Key’s obligations under this Agreement shall affect Meyer’s rights under any plan or benefit of Key, all of which shall be governed by their respective terms.
8. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Key’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against Meyer, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence shall not apply if Meyer’s employment is terminated by Key for Cause at any time that is either before the occurrence of any

Change of Control or after the second anniversary of the then most recent Change of Control. Meyer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by Meyer as the result of employment by another employer or otherwise after the termination of Meyer’s employment. Neither the provisions of this Agreement nor the making of any payment provided for hereunder, nor the termination of Key’s obligations under this Agreement, shall reduce any amounts otherwise payable, or in any way diminish Meyer’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary, all of which shall be governed by their respective terms.
9. Payments Are in Lieu of Severance Payments. If Meyer becomes entitled to receive payments under this Agreement as a result of termination of his employment, those payments shall be in lieu of any and all other claims or rights that Meyer may have against Key for severance, separation, and/or salary continuation pay upon that termination of his employment.
10. Limitations on Competition.
10.1 During Employment. Meyer shall not engage in any Competitive Activity during the period of his employment with Key.
10.2 Two Years in Certain Circumstances. If Meyer’s employment is terminated within two years after the occurrence of a Change of Control either by Key without Cause or by Meyer after he has been Constructively Terminated, Meyer shall not engage in any Competitive Activity during the two year period ending on the second anniversary of the Termination Date.
10.3 Three Years Following Any Other Termination. If Meyer’s employment is terminated (whether by him, by Key, or otherwise) in any circumstances other than those expressly covered by Section 10.2 above, Meyer shall not engage in any Competitive Activity at any time during the three year period ending on the third anniversary of the Termination Date.
10.4 No Further Obligation to Make Payments or Provide Benefits Following Continuing Breach. If Meyer continues to violate the restriction set forth in Section 10.2 or 10.3, as may be applicable, after the Board of Directors has advised him by Majority Action in writing to cease those activities and that violation is material, Key shall thereupon be relieved of all further obligations to make payments and provide benefits to Meyer under any of the provisions contained in Section 7.1. Any obligation that Key is relieved of pursuant to the preceding sentence shall not reduce any money damages that may be payable to Key as a result of the breach. Meyer shall not be required to repay to Key any payment received by him before he began to engage in any such Competitive Activity.

10.5 Other Remedies. In addition to other remedies provided by law or equity, upon a breach by Meyer of any prohibition on Competitive Activity contained in this Section 10, Key shall be entitled to have a court of competent jurisdiction enter an injunction against Meyer restraining him from any further breach of any such prohibition.
11. Indemnification. Key shall indemnify Meyer, to the fullest extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Meyer is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Meyer is or was a director, officer, employee, or agent of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any employee benefit plan maintained by Key or any Subsidiary (“Plan”), including serving as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee, or any successor of either of the Committees. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection, or otherwise, both as to action in Meyer’s official capacity and as to action in another capacity while holding such office, and shall continue as to Meyer after Meyer has ceased to be a director, trustee, officer, employee, member, manager, agent, committee member, or other fiduciary and shall inure to the benefit of the heirs, executors, and administrators of Meyer. Notwithstanding the foregoing provisions of this Section 11, Meyer shall not be indemnified if it is judicially determined in a final non-appealable judgment that Meyer’s action or failure to act constituted gross negligence or willful misconduct in carrying out his duties as a fiduciary of any employee benefit plan maintained by Key or any Subsidiary plan.
12. Reimbursement of Certain Expenses.
12.1 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of defending any action brought to have this Agreement declared invalid or unenforceable.
12.2 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Meyer of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Meyer had no reasonable grounds for bringing that action (which determination need not be made simply because Meyer fails to succeed in the action).

12.3 Expenses (including attorney’s fees) incurred by Meyer in defending any action, suit, or proceeding commenced or threatened against Meyer (i) for any action or failure to act as an employee, officer, director, or agent of Key or any Subsidiary or (ii) if Meyer is or was serving at the request of Key or any Subsidiary, for any action or failure to act as a director, trustee, officer, employee, member, manager, or agent of a bank, corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, including serving as a committee member or other fiduciary of any Plan, shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Meyer in which he agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or with reckless disregard for the best interests of Key or a Subsidiary or (b) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as an officer, employee, trustee, member, manager, or agent (including as a Plan fiduciary), to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this Section 12.3 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, insurance policy or similar protection or otherwise. Without limiting the preceding provisions of this Section 12.3, Key shall advance Meyer’s expenses provided for herein as incurred in connection with service as a member of either the Key Cash Balance Pension Plan Trust Oversight Committee or the Key 401(k) Savings Plan Trust Oversight Committee or any successor of either of the Committees.
12.4 All reimbursements under this Section 12 shall be for expenses incurred by Meyer during his lifetime, or by his estate during the duration of such estate. Reimbursement shall be made within 90 days following Meyer (or his estate) submitting evidence of such incurrence of such expenses. All requests for reimbursements shall be submitted no later than 90 days prior to the last day of the calendar year following the calendar year in which the expense was incurred. In no event will the amount of expenses so reimbursed by Key in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
13. Gross-Up of Payments Deemed to be Excess Parachute Payments.
13.1 Key and Meyer acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of Meyer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Key for Federal income tax purposes and with respect to which Meyer will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”). If Meyer’s employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 13, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to Meyer within 30 days after the Termination Date or such earlier time as is requested by Key. Key and Meyer shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 13.

13.2 If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to Meyer, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Meyer, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
13.3 If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to Meyer not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.
13.4 If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Meyer shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold Meyer harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key’s sole expense. Nothing in this Section 13.4 shall require Meyer to incur any expense other than expenses with respect to which Key has paid to Meyer sufficient sums so that after the payment of the expense by Meyer and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon Meyer as a result of his receipt of that payment, the net effect is no cost to Meyer. Nothing in this Section 13.4 shall require Meyer to extend the statute of limitations with respect to any item or issue in his tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Meyer receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Meyer shall promptly pay to Key such amount as will leave Meyer, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.
13.5 Notwithstanding any other provision of this Section 13 to the contrary, all taxes and expenses described in this Section 13 shall be paid or reimbursed within 30 days after Meyer submits evidence of incurrence of such taxes and/or expenses. Meyer shall be required to submit all requests for reimbursements no later than 90 days prior to the last day of the calendar year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 13, incurred by Meyer shall be reimbursed promptly after Meyer submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the last day of the year following the year in which Meyer incurs the expense, and each provision of reimbursements pursuant to this Section 13 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by Key in one taxable year in no event will affect the amount of expenses required to be reimbursed by Key in any other taxable year.
14. Vesting of Awards.
14.1 Vesting of, and Extension of Exercise Period for, Stock Options. All stock options (other than so-called “performance options,” which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved) granted to Meyer by Key after February 1, 2001 that remain outstanding on the Termination Date shall be deemed to have vested (to the extent not already vested) as of immediately prior to the Termination Date unless Meyer’s employment is terminated by Key for Cause, by a Non-approved Retirement/Resignation, or as a result of death or disability. Each stock option (other than any performance option) granted to Meyer by Key after February 1, 2001 that remains outstanding and is vested on the Termination Date (whether pursuant to the immediately preceding sentence or otherwise) shall be exercisable after the Termination Date until that particular option’s expiration date (which is the last date that the option would be exercisable in accordance with its terms if Meyer had continued in Key’s employment indefinitely) unless Meyer’s employment is terminated by Key for Cause or by a Non-approved Retirement/Resignation. In the case of incentive stock options granted to Meyer by Key after February 1, 2001, this Section 14.1 shall apply, recognizing however that failure to exercise the incentive stock option within the time periods after the Termination Date prescribed by the Internal Revenue Code may cause the option to fail to qualify for incentive stock option treatment under the Internal Revenue Code. If, in accordance with its terms and without regard to this Section 14.1, an option would vest earlier than is provided in this Section 14.1 or would be exercisable for a longer period than is provided in this Section 14.1, the terms of the option providing for earlier vesting and/or a longer period of exercisability, as the case may be, shall govern. Each stock option (other than performance options) granted to Meyer by Key after February 1, 2001 shall be deemed to contain the provisions of this Section 14.1 as a part of the award instrument evidencing such option.
14.2 Vesting of LTIC Stock Grants. All LTIC Stock Grants made to Meyers after January 1, 2008 shall be treated as if Meyer had continued in Key’s employment on and after the Termination Date unless Meyer’s employment is terminated by Key for Cause, by a Non-approved Retirement/Resignation, or as a result of death or disability. In the event that Meyer is treated as if he had continued in Key’s employment, Meyer shall be entitled to payment in cash or to freely transferable Common Shares, as the case may be, pursuant to the LTIC Stock Grant in question following the determination of the attainment of the performance goals upon conclusion of the performance period. If Meyer’s employment is terminated as a result of death or disability, any provision for a pro rated award set forth in the applicable LTIC Stock Grant award agreement shall apply.
15. Post-Termination Benefits. Following termination of his employment with Key for any reason other than Cause, by a Non-approved Retirement/Resignation or death, Key shall continue to provide to Meyer the following benefits
(a) Payment of an amount equal to the meeting fee and payment of reasonable expenses for a meeting of the Board of Directors if Meyer attends Key’s annual meeting of shareholders at the invitation or request of Key’s Chief Executive Officer.
(b) Use of office space and secretarial support in Key facilities in the Greater Cleveland metropolitan area for a period of five years following the Termination Date.
(c) Payment of monthly membership dues at one country club, one luncheon club, and one professional or cultural group or association located in the Greater Cleveland metropolitan area; provided, however, that at any time after the fifth anniversary of the Termination Date, Key may, by giving written notice to Meyer signed by the Chair of the Committee, cease paying dues under this Section 15(c) if Meyer no longer utilizes the club or clubs in question in connection with clients or business activities that are a benefit to Key.
(d) Payment of the cost of tax preparation assistance but only to the extent and as long as Key provides this benefit to its executive officers; provided, however, that at any time after the fifth anniversary of the Termination Date, Key may, by giving written notice to Meyer signed by the Chair of the Committee, cease paying the cost of tax preparation assistance under this Section 15(d) in respect of any tax year which begins after the date Key gives such written notice to Meyer.

(e) With respect to the benefits provided under Section 15(b), 15(c) and 15(d) during the period from the Termination Date until the first day of the seventh month following the Termination Date, Meyer shall be responsible for paying for such benefits on a current basis. On the first day of the seventh month following the Termination Date, Key shall reimburse Meyer for his costs incurred pursuant to the preceding sentence in a lump sum payment and shall pay to Meyer any sums that may be owed under 15(a). Thereafter, Key shall be responsible for paying, or reimbursing Meyer for the benefits provided under this Section 15, on a current basis, provided that all reimbursements under this Section 15 shall be for expenses incurred by Meyer during his lifetime and such reimbursement shall in no case be made later than December 31 of the year following the year in which Meyer incurs the expense. In no event will the amount of expenses so reimbursed by Key in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
16. Savings Clause. If any payments otherwise payable to Meyer under this Agreement are prohibited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation being a “Limiting Rule”):
(a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency, and including using its best efforts to appeal any refusal by any such agency to grant its consent) to the payment by Key to Meyer of the maximum amount that is permitted (up to the amounts that would be due to Meyer absent the Limiting Rule); and
(b) Meyer will be entitled to receive a lump sum payment, equal to the greater of either (i) the aggregate amount payable under this Agreement (as limited by the Limiting Rule) or (ii) the aggregate payments that would be due under applicable Key severance, separation pay, and/or salary continuation plans that may be in effect at the time of Meyer’s termination (as if Meyer was not a party to this Agreement) up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule; provided that the timing of any payments shall be made in the manner set forth in Section 7.1(h) (i.e., the first day of the seventh month following the Termination Date) and provided further, that the payment may not exceed the amount specified in Section 7.1(c) and the payment will otherwise comply with all requirements under Section 409A.
17. Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (hereinafter referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until the first business day of the seventh month after Meyer’s “separation from service” as such phrase is defined for purposes of Section 409A (or, if earlier, on Meyer’s death).

18. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of Key and Meyer hereunder shall survive any termination of Meyer’s employment under this Agreement.
19. Merger or Transfer of Assets of Key. Key will not consolidate with or merge with or into any other corporation, or transfer, directly or indirectly, all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Meyer. Upon such assumption the successor corporation shall become obligated to perform the obligations of Key under this Agreement, and the term “Key” as used in this Agreement shall be deemed to refer to such successor corporation. From and after a Change of Control involving Key, the entity surviving or resulting from the Change of Control transaction (including, if Key becomes a subsidiary in the transaction, the ultimate parent of Key) shall become obligated to perform the obligations of Key under this Agreement, and the term “Key” as used in this Agreement shall be deemed to refer to such surviving or resulting entity.
20. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of Key in the case of notices to Key and to Meyer in the case of notices to Meyer) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to Key:	KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Secretary
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
21. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
22. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Meyer and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

23. Prior Agreement. This Agreement supersedes the agreement entered into between Meyer and Key as of October 15, 1996 that provided Meyer certain protection in the event of a Change of Control of Key.
24. Definitions.
24.1 Accounting Firm. The term “Accounting Firm” means the independent auditors of Key for the fiscal year preceding the earlier of (i) the year in which the Termination Date occurred, or (ii) the year, if any, in which occurred the first Change of Control occurring after the Effective Date, and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”)).
24.2 Average Long Term Incentive Compensation. The term “Average Long Term Incentive Compensation” means the higher of:
(i) the average of the dollar value of the LTIC Stock Grants made to Meyer in each of the two years immediately preceding the Relevant Year (e.g., the average of the 2006 LTIC Stock Grant and the 2007 LTIC Stock Grant if the Relevant Year is 2008), or, if for any reason an LTIC Stock Grant was made to Meyer in only one of those two immediately preceding years, the dollar value of the LTIC Stock Grant for that single year; and
(ii) the dollar value of the LTIC Stock Grant for the Relevant Year.
For purposes of this Section 24.2, the dollar value of any LTIC Stock Grant means the aggregate Fair Market Value of the Common Shares or phantom stock units subject to that grant (whether those Common Shares are restricted Common Shares or Performance Shares or whether those shares of phantom stock are restricted shares of phantom stock) as of the date the grant is made, taking into account all and only all of the target levels of those Common Shares and shares of phantom stock and without regard to changes in Key’s stock price after the date of grant or to any restrictions on or contingencies concerning those Common Shares or shares of phantom stock.
24.3 Average Short Term Incentive Compensation. The term “Average Short Term Incentive Compensation” means the higher of:
(a) the average of the short term incentive compensation earned by Meyer for each of the last two years immediately preceding the Relevant Year or, if for any reason short term incentive compensation was payable to Meyer for only one of those two years, the amount of short term incentive compensation payable to Meyer for that year, and

(b) Meyer’s targeted short term incentive compensation for the Relevant Year or for the year immediately preceding the Relevant Year, whichever is higher.
     For purposes of this Section, short term incentive compensation means (i) incentive compensation (including bonuses) for periods of one year or less, and (ii) is calculated before any reduction on account of deferrals.
24.4 Base Salary. The term “Base Salary” means the salary payable to Meyer from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan or any other deferral under any other plan. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.
24.5 Board of Directors. The term “Board of Directors,” when used other than with specific reference to another entity, means the Board of Directors of Key.
24.6 Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time after the date of this Agreement and while Meyer remains in the employ of Key, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 24.6, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.
(a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either
(i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or
(ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.
(b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause (b));

(c) A Change of Control will have occurred under this clause (c) if either
(i) without the prior approval, solicitation, invitation, or recommendation of the Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to “solicit” (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors, or
(ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key’s shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).
For purposes of this clause (c), the term “Change Event” shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):
(x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

(y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.
(z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.
(d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.
24.7 Committee. The term “Committee” means the Compensation and Organization Committee of the Board of Directors of Key or any successor to that committee.
24.8 Common Shares. The term “Common Shares” means common shares of Key.
24.9 Competitive Activity. Meyer shall be deemed to have engaged in “Competitive Activity” if he engages, without Key’s prior written consent, in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries) or has an ownership interest in, or serves as a director, officer, agent, or employee of, or in any other capacity with, any Financial Services Company or renders services of a consultative, advisory, or other nature to any Financial Services Company. Notwithstanding the foregoing, Meyer will not be deemed to have engaged in Competitive Activity solely because of any one or more investments he may make in any one or more for profit entity or entities, none of which is a Financial Services Company, or solely because he owns stock in a publicly held Financial Services Company that constitutes not more than 1% of the outstanding stock of that Financial Services Company.
24.10 Day. A “day” as used in this Agreement means a calendar day unless business day is specifically referred to.

24.11 Deferred Savings Plan. The term Deferred Savings Plan means the KeyCorp Deferred Savings Plan, which is the successor in interest by reason of merger with the KeyCorp Deferred Compensation Plan, the KeyCorp Second Deferred Compensation Plan, the KeyCorp Excess 401(k) Savings Plan and the KeyCorp Second Excess 401(k) Savings Plan, as the same may be from time to time amended, or restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for such Deferred Savings Plan.
24.12 Demotion or Removal. Meyer shall be deemed to have been subjected to “Demotion or Removal:”
(a) if Meyer ceases to be Chairman of the Board of Key at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or by his Approved or Non-approved Retirement/Resignation, death, or disability;
(b) if Meyer ceases to be or have the responsibilities, duties, or authorities of Chief Executive Officer of Key at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Approved or Non-approved Retirement/Resignation, death, or disability; or
(c) if, after a Change of Control involving Key, Meyer fails to become Chairman of the Board and Chief Executive Officer of the entity surviving or resulting from the Change of Control transaction (including, if Key becomes a subsidiary in the transaction, the ultimate parent of Key).
24.13 Fair Market Value. The term “Fair Market Value” with respect to Common Shares means:
(a) if the Common Shares are traded on a national exchange, the price per share at which Common Shares were last sold on the national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or
(b) if the Common Shares are not traded on a national exchange, the price per share at which Common Shares were last sold in the over-the-counter market, National Market System, as report by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.
The term “Fair Market Value” with respect to phantom stock units means the Fair Market Value of the equivalent number of Common Shares, as underly the phantom stock units.
24.14 Financial Services Company. The term “Financial Services Company” means a bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking, or securities company, or other financial services company, other than Key or any of its Subsidiaries.

24.15 Long Term Disability Plan. The term “Long Term Disability Plan” means the KeyCorp Long Term Disability Plan as the same from time to time may be amended, restated, or otherwise modified, including any long term disability plan or program that, after the Effective Date, succeeds, replaces, or is substituted for that plan and includes long term disability benefits or rights provided pursuant to or under insurance contracts maintained by Key applicable to executive officers of Key.
24.16 LTIC Stock Grant. The term “LTIC Stock Grant” means the grant, if any, of restricted stock, of phantom restricted stock, of Performance Shares, or a combination of restricted stock, phantom restricted stock and/or Performance Shares made by the Committee to Meyer during any particular year as part of Key’s ongoing compensation program. The terms “2006 LTIC Stock Grant,” “2007 LTIC Stock Grant,” etc. refer to LTIC Stock Grants, if any, made to Meyer by resolution adopted by the Committee in the specified year.
24.17 Majority Action. The term “Majority Action,” when used in reference to the Board of Directors, means an action taken by the affirmative vote of a majority of the entire number of members of the Board of Directors.
24.18 Performance Shares. The term “Performance Shares” means an award denominated in Common Shares or phantom Common Shares (regardless of whether payable in stock or cash) the vesting of which is contingent or accelerated upon attainment of one or more performance goals (absent death, disability, or a Change of Control); provided, however, if the award is granted pursuant to or under a long term incentive compensation plan or program that has a target amount or a targeted level of performance, the terms Performance Shares and LTIC Stock Grant shall not include the portion of the award beyond the target amount or the portion of the award the vesting of which is contingent or accelerated upon exceeding the targeted level of performance.
24.19 Relevant Year. The term “Relevant Year” means the year in which the Termination Date occurs unless, during the two year period ending on the Termination Date, there has occurred one or more Changes of Control, in which case the term “Relevant Year” means the year in which occurred the first Change of Control that occurred during that two year period.
24.20 Retiree Medical Plan. The term “Retiree Medical Plan” means and includes the KeyCorp Retiree Medical Plan as may be from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for that plan. In the event that the Plan is terminated without a successor plan being substituted for the Retiree Medical Plan, then in such event, for purposes of this Agreement only, Meyer (and his eligible dependents) shall be provided with individual medical coverage which, at a minimum, will be comparable to the medical coverage provided, or which would have been provided to Meyer under the terms of the Retiree Medical Plan, and which shall satisfy Key’s obligations with regard to Section 7.1, Section 7.2 and Section 7.3 hereof.

24.21 Retirement Plan. The term “Retirement Plan” means and includes the KeyCorp Cash Balance Pension Plan (which succeeded by merger the Retirement Plan for Employees of Society Corporation and Subsidiaries), as the same may be from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for such Plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which Meyer was participating prior to the Termination Date.
24.22 Savings Plan. The term “Savings Plan” means the KeyCorp 401(k) Savings Plan, as may be from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for such plan, and any other benefit or compensation plan or program maintained by Key, which provides as part of its benefit or compensation structure an employer matching contribution, and under which Meyer participated prior to the Termination Date, whether or not such plan or program constituted a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Reference to the “Savings Plan” in the singular shall include all plans and programs referenced herein.
24.23 Subsidiary. The term “Subsidiary,” as of any time, means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by Key.
24.24 Supplemental Retirement Plan. The term “Supplemental Retirement Plan” means the KeyCorp Second Supplemental Retirement Plan, which succeeds by reason of merger the KeyCorp Supplemental Retirement Plan and the Amended and Restated Society Corporation Supplemental Retirement Plan, in all cases, as the same may be from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for the KeyCorp Second Supplemental Retirement Plan.
24.25 Termination Date. The term “Termination Date” means the date on which Meyer incurs a “separation from service” from Key within the meaning of Section 409A(c)(2)(A)(i) of the Code.
     IN WITNESS WHEREOF, Key and Meyer have executed this Agreement, Key by its duly authorized Vice Chairman of the Board, as of the date first written above.

KEYCORP

By:	/s/ Thomas C. Stevens

Thomas C. Stevens
Vice Chairman of the Board

/s/ Henry L. Meyer III

HENRY L. MEYER III